Exhibit 99.1

PCB Bancorp Reports Record Earnings of $11.0 million for Q3 2021
Los Angeles, California - October 28, 2021 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $11.0 million, or $0.73 per diluted common share for the third quarter of 2021, compared with $9.8 million, or $0.64 per diluted common share, for the previous quarter and $3.4 million, or $0.22 per diluted common share, for the year-ago quarter.
Q3 2021 Highlights
•Net income totaled $11.0 million or $0.73 per diluted common share;
◦The Company recorded a provision (reversal) for loan losses of $(1.1) million for the current quarter compared with $(934) thousand for the previous quarter and $4.3 million for the year-ago quarter.
◦Allowance for loan losses to loans held-for-investment(1) ratio was 1.39% at September 30, 2021 compared with 1.45% at June 30, 2021 and 1.55% at September 30, 2020. Adjusted allowance for loan losses to loans held-for-investment ratio(2) was 1.48% at September 30, 2021 compared with 1.62% at June 30, 2021 and 1.70% at September 30, 2020.
◦Net interest income was $20.2 million for the current quarter compared with $19.0 million for the previous quarter and $16.9 million for the year-ago quarter. Net interest margin was 3.93% for the third quarter of 2021 compared with 3.83% for the previous quarter and 3.43% for the year-ago quarter.
◦Gain on sale of loans was $4.3 million for the current quarter compared with $4.0 million for the previous quarter and $821 thousand for the year-ago quarter.
•Total assets were $2.10 billion at September 30, 2021, an increase of $44.7 million, or 2.2%, from $2.06 billion at June 30, 2021 and an increase of $83.5 million, or 4.1%, from $2.02 billion at September 30, 2020;
•Loans held-for-investment were $1.71 billion at September 30, 2021, a decrease of $11.8 million, or 0.7%, from $1.72 billion at June 30, 2021, but an increase of $129.1 million, or 8.2%, from $1.58 billion at September 30, 2020;
◦SBA PPP loans totaled $101.9 million and $181.0 million at September 30, 2021 and June 30, 2021, respectively.
◦The Company had no loans under modified terms related to COVID-19 at September 30, 2021.
•Total deposits were $1.83 billion at September 30, 2021, an increase of $35.0 million from $1.80 billion at June 30, 2021 and an increase of $185.6 million, or 11.3%, from $1.65 billion at September 30, 2020;
•The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million for a weighted-average price of $15.99 per share under the repurchase program announced on April 8, 2021 that expired on September 7, 2021; and
•A cash dividend of $0.12 per share was declared on October 28, 2021. This represents the 27th consecutive quarterly dividend paid by PCB Bancorp.
Henry Kim, President and Chief Executive Officer, commented, "We are pleased to announce another record quarter with net income of $11.0 million for the third quarter of 2021. Our total loans reached a record $1.74 billion as of September 30, 2021. Total loans increased by 19.7% annualized from June 30, 2021, and by 11.5% from September 30, 2020, excluding the changes in the balances of Paycheck Protection Program loans.”
“Total deposits increased at an annualized rate of 7.8% during the quarter to a record $1.83 billion as of September 30, 2021 driven by $36.5 million growth in noninterest-bearing demand deposits that now make up 45.4% of the total balances, compared with 35.0% a year ago.”
Mr. Kim continued, "In addition to the healthy organic loan and deposit growth, our net interest margin improved by ten basis points to 3.93% in the third quarter of 2021 as compared to the second quarter of 2021 and our credit quality remains solid as evidenced by nonperformance assets to total assets ratio of 0.05% at September 30, 2021.”
“The momentum in our loan pipeline continues to be strong with equally healthy liquidity to expand our net interest income. We are looking forward to finishing the year strong and remain positive in our outlook in delivering excellent financial performance for the year and heading into 2022.”
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(1)     Loans held-for-investment are presented net of deferred fees and costs in this press release.
(2)     Adjusted allowance for loan losses to loans held-for-investment ratio is a non-GAAP measure, which excludes U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Nine Months Ended
	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Net income	$11,023	$9,844	12.0%	$3,449	219.6%	$29,427	$10,388	183.3%
Diluted earnings per common share	$0.73	$0.64	14.1%	$0.22	231.8%	$1.92	$0.67	186.6%

Net interest income	$20,227	$18,996	6.5%	$16,853	20.0%	$57,042	$48,782	16.9%
Provision (reversal) for loan losses	(1,053)	(934)	12.7%	4,326	(124.3)%	(3,134)	11,077	(128.3)%
Noninterest income	5,588	5,151	8.5%	2,272	146.0%	13,596	7,216	88.4%
Noninterest expense	11,232	11,139	0.8%	9,886	13.6%	32,040	30,149	6.3%

Return on average assets (1)	2.11%	1.96%		0.69%		1.94%	0.73%
Return on average shareholders’ equity (1), (2)	17.98%	16.49%		5.98%		16.40%	6.10%
Net interest margin (1)	3.93%	3.83%		3.43%		3.82%	3.49%
Efficiency ratio (3)	43.51%	46.13%		51.69%		45.36%	53.84%

($ in thousands, except per share data)	9/30/2021	6/30/2021	% Change	12/31/2020	% Change	9/30/2020	% Change
Total assets	$2,104,699	$2,060,003	2.2%	$1,922,853	9.5%	$2,021,187	4.1%
Net loans held-for-investment	1,684,071	1,694,767	(0.6)%	1,557,068	8.2%	1,554,258	8.4%
Total deposits	1,832,666	1,797,648	1.9%	1,594,851	14.9%	1,647,107	11.3%
Book value per common share (2), (4)	$16.68	$16.09	3.7%	$15.19	9.8%	$14.91	11.9%
Tier 1 leverage ratio (consolidated)	11.91%	11.76%		11.94%		11.40%
Total shareholders’ equity to total assets (2)	11.76%	11.60%		12.16%		11.35%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on recent global economic and market conditions, including significant disruption of, and volatility in, financial markets; global supply chain disruptions; and the institution of social distancing and shelter-in-place requirements that have resulted in temporary closures of many businesses, lost revenues, and increased unemployment throughout the U.S., but also specifically in California, where most of the Company’s operations and a large majority of its customers are located. While California’s and New York’s shelter-at-home limits were largely lifted in June 2021, the local economies in the Company’s primary markets have not yet fully recovered.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers. In order to support its customers, the Company has been in close contact with them, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate.
In addition, the Company has been monitoring its liquidity and capital closely. As of September 30, 2021, the Company maintained $215.0 million, or 10.2% of total assets, of cash and cash equivalents and $606.9 million, or 28.8% of total assets, of available borrowing capacity. All regulatory capital ratios were also well above the regulatory well-capitalized requirements as of September 30, 2021.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions are expected to impact its business, results of operations, and financial condition negatively.

Network and Data Incident
As previously disclosed, on August 30, 2021, the Bank identified unusual activity on its network, responded promptly to disable the activity, investigate its source and monitor the Bank’s network. The Bank subsequently became aware of claims that it had been the target of a ransomware attack, and on September 7, 2021, determined that an external actor had accessed or acquired certain data on its network. The Bank has been working with third-party forensic investigators to understand the nature and scope of the incident and determine what information may have been accessed and what clients were impacted. The investigation, which is continuing, revealed that this incident impacted files containing certain Bank customer information, including in some cases personal information of customers and customers’ employees. The Bank has notified or will notify all individuals identified to date, consistent with applicable laws, whose information may have been impacted. All impacted individuals will be offered free Equifax Complete Premier credit monitoring and identity theft protection services. The Bank has notified law enforcement and appropriate authorities of the incident.
Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Interest income/expense on
Loans	$20,537	$19,511	5.3%	$18,938	8.4%	$58,792	$57,617	2.0%
Investment securities	437	375	16.5%	515	(15.1)%	1,172	1,698	(31.0)%
Other interest-earning assets	194	165	17.6%	167	16.2%	513	938	(45.3)%
Total interest-earning assets	21,168	20,051	5.6%	19,620	7.9%	60,477	60,253	0.4%
Interest-bearing deposits	885	1,000	(11.5)%	2,599	(65.9)%	3,196	11,000	(70.9)%
Borrowings	56	55	1.8%	168	(66.7)%	239	471	(49.3)%
Total interest-bearing liabilities	941	1,055	(10.8)%	2,767	(66.0)%	3,435	11,471	(70.1)%
Net interest income	$20,227	$18,996	6.5%	$16,853	20.0%	$57,042	$48,782	16.9%
Average balance of
Loans	$1,715,106	$1,691,704	1.4%	$1,564,704	9.6%	$1,683,084	$1,524,628	10.4%
Investment securities	136,874	132,249	3.5%	128,212	6.8%	131,039	122,371	7.1%
Other interest-earning assets	188,137	164,710	14.2%	260,426	(27.8)%	180,663	221,698	(18.5)%
Total interest-earning assets	$2,040,117	$1,988,663	2.6%	$1,953,342	4.4%	$1,994,786	$1,868,697	6.7%
Interest-bearing deposits	$1,000,332	$1,026,937	(2.6)%	$1,063,962	(6.0)%	$1,026,842	$1,100,855	(6.7)%
Borrowings	18,152	19,012	(4.5)%	130,000	(86.0)%	37,363	95,276	(60.8)%
Total interest-bearing liabilities	$1,018,484	$1,045,949	(2.6)%	$1,193,962	(14.7)%	$1,064,205	$1,196,131	(11.0)%
Total funding (1)	$1,812,649	$1,766,054	2.6%	$1,746,217	3.8%	$1,772,005	$1,661,765	6.6%
Annualized average yield/cost of
Loans	4.75%	4.63%		4.81%		4.67%	5.05%
Investment securities	1.27%	1.14%		1.60%		1.20%	1.85%
Other interest-earning assets	0.41%	0.40%		0.26%		0.38%	0.57%
Total interest-earning assets	4.12%	4.04%		4.00%		4.05%	4.31%
Interest-bearing deposits	0.35%	0.39%		0.97%		0.42%	1.33%
Borrowings	1.22%	1.16%		0.51%		0.86%	0.66%
Total interest-bearing liabilities	0.37%	0.40%		0.92%		0.43%	1.28%
Net interest margin	3.93%	3.83%		3.43%		3.82%	3.49%
Cost of total funding (1)	0.21%	0.24%		0.63%		0.26%	0.92%
Supplementary information
Net accretion of discount on loans	$932	$1,012	(7.9)%	$743	25.4%	$2,689	$2,301	16.9%
Net amortization of deferred loan fees	$1,983	$1,459	35.9%	$1,218	62.8%	$4,662	$1,988	134.5%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increase in average yield for the current quarter compared with the previous quarter was primarily due to an increase in net amortization of deferred loan fees from an increased forgiveness of SBA PPP loans, partially offset by a decrease in net accretion of discount on loans. The decreases in average yield for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to a decrease in overall interest rates on loans from lower market rates, partially offset by increases in net accretion of discount on loans and net amortization of deferred loan fees.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	9/30/2021		6/30/2021		12/31/2020		9/30/2020
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	29.9%	3.86%	33.9%	3.56%	31.7%	3.86%	40.6%	4.12%
Hybrid rate loans	26.4%	4.28%	22.5%	4.52%	20.8%	4.82%	12.2%	4.98%
Variable rate loans	43.7%	3.96%	43.6%	3.99%	47.5%	4.06%	47.2%	4.10%

Investment Securities. The increase in average yield for the current quarter compared with the previous quarter was primarily due to a decrease in net amortization of premiums on mortgage-backed securities and collateralized mortgage obligations. The decreases in average yield for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to new investment securities purchased at lower market rates.
Other Interest-Earning Assets. The increase in average yield for the current quarter compared with the year-ago quarters was primarily due to an increase in dividend income on Federal Home Loan Bank stock. The decrease in average yield for the current year-to-date period compared with the previous year-to-date period was primarily due to lower market rates. The decreases in average balance for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to an increase in loans, partially offset by an increase in deposits. The Company maintains most of its cash at the Federal Reserve Bank account. For additional detail, please see the discussion in “Loans” and “Deposits” under the “Balance Sheet” discussion.
Interest-Bearing Deposits. The decreases in average cost for the current quarter and year-to-date period were primarily due to the decreases in market rates.
Borrowings. The increases in average cost for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to matured borrowings with lower interest rates during the current year-to-date period. Matured FHLB advances totaled $70.0 million with a weighted-average rate of 0.47% for the current year-to-date period. At September 30, 2021, the Company had a term FHLB advance of $10.0 million with an interest rate of 2.07% that matures on June 29, 2022.
Provision (reversal) for Loan Losses
Provision (reversal) for loan losses was $(1.1) million for the current quarter compared with $(934) thousand for the previous quarter and $4.3 million for the year-ago quarter. For the current and previous year-to-date periods, provision (reversal) for loan losses was $(3.1) million and $11.1 million, respectively. The reversals for the current and previous quarters were primarily due to a decrease in historical loss and qualitative adjustment factor allocations as a result of improving economic conditions. The Company recorded net charge-offs (recoveries) of $30 thousand for the current quarter compared with $(309) thousand for the previous quarter and $28 thousand for the year-ago quarter. For the current and previous year-to-date periods, net charge-offs (recoveries) were $(431) thousand and $911 thousand, respectively.
Adjusted allowance for loan losses to loans held-for-investment ratio(1) was 1.48%, 1.62%, 1.83% and 1.70% at September 30, 2021, June 30, 2021, December 31, 2020 and September 30, 2020, respectively.
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(1)     Adjusted allowance for loan losses to loans held-for-investment ratio is a non-GAAP measure, which excludes SBA PPP loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Gain on sale of loans	$4,269	$3,967	7.6%	$821	420.0%	$9,558	$3,044	214.0%
Service charges and fees on deposits	292	302	(3.3)%	280	4.3%	887	945	(6.1)%
Loan servicing income	655	545	20.2%	856	(23.5)%	2,082	2,312	(9.9)%
Other income	372	337	10.4%	315	18.1%	1,069	915	16.8%
Total noninterest income	$5,588	$5,151	8.5%	$2,272	146.0%	$13,596	$7,216	88.4%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Gain on sale of SBA loans
Sold loan balance	$45,048	$34,107	32.1%	$8,582	424.9%	$90,074	$47,363	90.2%
Premium received	4,879	4,172	16.9%	917	432.1%	10,360	4,015	158.0%
Gain recognized	4,263	3,954	7.8%	689	518.7%	9,412	2,841	231.3%
Gain on sale of residential property loans
Sold loan balance	$301	$1,615	(81.4)%	$16,585	(98.2)%	$9,823	$24,782	(60.4)%
Gain recognized	2	13	(84.6)%	132	(98.5)%	142	203	(30.0)%

The Company also sold certain commercial property loans of $3.5 million and $5.2 million during the current quarter and year-to-date period, respectively.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Loan servicing income
Servicing income received	$1,180	$1,124	5.0%	$1,244	(5.1)%	$3,577	$3,696	(3.2)%
Servicing assets amortization	(525)	(579)	(9.3)%	(388)	35.3%	(1,495)	(1,384)	8.0%
Loan servicing income	$655	$545	20.2%	$856	(23.5)%	$2,082	$2,312	(9.9)%
Underlying loans at end of period	$511,930	$492,130	4.0%	$484,651	5.6%	$511,930	$484,651	5.6%

The Company services SBA loans and certain residential property loans that are sold to the secondary market. The increase for the current quarter compared with the previous quarter was primarily due to a decrease in servicing asset amortization from a decrease in loan payoffs and an increase in servicing income received. The decreases for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to a decrease in servicing income received and an increase in servicing asset amortization from an increase in loan payoffs.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Salaries and employee benefits	$7,606	$7,125	6.8%	$6,438	18.1%	$20,913	$18,750	11.5%
Occupancy and equipment	1,399	1,388	0.8%	1,416	(1.2)%	4,158	4,196	(0.9)%
Professional fees	422	658	(35.9)%	325	29.8%	1,574	1,631	(3.5)%
Marketing and business promotion	416	516	(19.4)%	193	115.5%	1,070	920	16.3%
Data processing	391	396	(1.3)%	373	4.8%	1,164	1,097	6.1%
Director fees and expenses	144	151	(4.6)%	125	15.2%	433	453	(4.4)%
Regulatory assessments	12	179	(93.3)%	267	(95.5)%	399	728	(45.2)%
Other expenses	842	726	16.0%	749	12.4%	2,329	2,374	(1.9)%
Total noninterest expense	$11,232	$11,139	0.8%	$9,886	13.6%	$32,040	$30,149	6.3%

Salaries and Employee Benefits. The increase for the current quarter compared the previous quarter was primarily due to the incentive tied to the sales of Loan Production Offices (“LPO”) originated SBA loans and the incentive for SBA PPP loan production paid during the current quarter. The increase for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to increases in wages, bonus accrual, and the incentives for LPO originated SBA loan sales and SBA PPP loan production, partially offset by decreases in vacation and stock compensation expense.
Professional Fees. The decrease for the current quarter compared with the previous quarter were primarily due to a decrease in expenses related to internal audit. The decrease for the current year-to-date period compared with the previous year-to-date period was primarily due to decreases in expenses related to the Bank’s Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”) compliance enhancements.
Director fees and expense. The increase for the current quarter compared with the year-ago quarter was primarily due to the Board of Directors’ decision to temporarily decrease fees during the year-ago quarter. The decrease for the current year-to-date period compared with the previous year-to-date period was primarily due to a severance payment for a former director in the first quarter of 2020.
Regulatory Assessments. The decrease for the current quarter compared with the previous quarter was primarily due to an adjustment made for the assessment rate decrease for the previous quarter. The decreases for the current quarter and year-to-date period compared with the same periods of 2020 were primarily due to a decrease in assessment rate, partially offset by an increase in balance sheet growth.

Balance Sheet (Unaudited)
Total assets were $2.10 billion at September 30, 2021, an increase of $44.7 million, or 2.2%, from $2.06 billion at June 30, 2021 and an increase of $83.5 million, or 4.1%, from $2.02 billion at September 30, 2020. The increase for the current quarter was primarily due to increases in loans held-for-sale and cash and cash equivalents, partially offset by a decrease in net loans held-for-investment. The increase for the current year-to-date period was primarily due to increases in loans held-for-investment, loans-held-for-sale, investment securities, and cash and cash equivalents.
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	9/30/2021	6/30/2021	% Change	12/31/2020	% Change	9/30/2020	% Change
Real estate loans
Commercial property	$1,054,351	$997,918	5.7%	$880,736	19.7%	$853,708	23.5%
Residential property	201,635	196,983	2.4%	198,431	1.6%	212,804	(5.2)%
SBA property	127,845	124,251	2.9%	126,570	1.0%	128,038	(0.2)%
Construction	6,572	13,475	(51.2)%	15,199	(56.8)%	19,803	(66.8)%
Commercial and industrial loans
Commercial term	74,390	74,503	(0.2)%	87,250	(14.7)%	90,867	(18.1)%
Commercial lines of credit	101,456	90,286	12.4%	96,087	5.6%	92,222	10.0%
SBA commercial term	18,338	19,614	(6.5)%	21,878	(16.2)%	23,011	(20.3)%
SBA PPP	101,901	181,019	(43.7)%	135,654	(24.9)%	136,418	(25.3)%
Other consumer loans	21,390	21,607	(1.0)%	21,773	(1.8)%	21,933	(2.5)%
Loans held-for-investment	1,707,878	1,719,656	(0.7)%	1,583,578	7.8%	1,578,804	8.2%
Loans held-for-sale	29,020	11,255	157.8%	1,979	1,366.4%	30,878	(6.0)%
Total loans	$1,736,898	$1,730,911	0.3%	$1,585,557	9.5%	$1,609,682	7.9%

The decrease in loans held-for-investment for the current quarter was primarily due to pay-downs and pay-offs of $178.1 million, partially offset by new funding of $137.4 million and advances on lines of credit of $32.5 million. During the current quarter, SBA PPP loans of $81.9 million were paid off through regular payments or forgiveness from SBA, and related unamortized net deferred fees were recognized through interest income. The increase in loans held-for-investment for the current year-to-date period was primarily due to new funding of $498.9 million and advances on lines of credit of $88.9 million, partially offset by pay-downs and pay-offs of $457.9 million. During the current year-to-date period, SBA PPP loans of $144.9 million were paid off through regular payments or forgiveness from SBA, and related unamortized net deferred fees were recognized through interest income.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $63.1 million, partially offset by sales of $48.8 million. The increase in loans held-for-sale for the current year-to-date period was primarily due to new funding of $126.8 million, partially offset by sales of $105.1 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	9/30/2021	6/30/2021	% Change	12/31/2020	% Change	9/30/2020	% Change
Real estate loans
Commercial property	$17,873	$15,277	17.0%	$21,016	(15.0)%	$17,621	1.4%
SBA property	4,747	6,191	(23.3)%	540	779.1%	—	—%
Construction	9,478	6,233	52.1%	13,986	(32.2)%	15,366	(38.3)%
Commercial and industrial loans
Commercial term	1,455	2,950	(50.7)%	1,000	45.5%	1,000	45.5%
Commercial lines of credit	156,411	164,648	(5.0)%	156,870	(0.3)%	173,080	(9.6)%
SBA commercial term	245	—	—%	—	—%	—	—%
Other consumer loans	130	118	10.2%	84	54.8%	75	73.3%
Total commitments to extend credit	$190,339	$195,417	(2.6)%	$193,496	(1.6)%	$207,142	(8.1)%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	9/30/2021	6/30/2021	% Change	12/31/2020	% Change	9/30/2020	% Change
Nonaccrual loans
Real estate loans
Commercial property	$—	$—	—%	$524	(100.0)%	$—	—%
Residential property	—	—	—%	189	(100.0)%	—	—%
SBA property	766	781	(1.9)%	885	(13.4)%	923	(17.0)%
Commercial and industrial loans
Commercial lines of credit	—	—	—%	904	(100.0)%	1,525	(100.0)%
SBA commercial term	314	600	(47.7)%	595	(47.2)%	378	(16.9)%
Other consumer loans	33	65	(49.2)%	66	(50.0)%	67	(50.7)%
Total nonaccrual loans held-for-investment	1,113	1,446	(23.0)%	3,163	(64.8)%	2,893	(61.5)%
Loans past due 90 days or more and still accruing	3	—	—%	—	—%	699	(99.6)%
Non-performing loans (“NPLs”)	1,116	1,446	(22.8)%	3,163	(64.7)%	3,592	(68.9)%
Other real estate owned (“OREO”)	—	—	—%	1,401	(100.0)%	376	(100.0)%
Non-performing assets (“NPAs”)	$1,116	$1,446	(22.8)%	$4,564	(75.5)%	$3,968	(71.9)%
Loans past due and still accruing
Past due 30 to 59 days	$292	$227	28.6%	$302	(3.3)%	$298	(2.0)%
Past due 60 to 89 days	—	—	—%	36	(100.0)%	3	(100.0)%
Past due 90 days or more	3	—	—%	—	—%	699	(99.6)%
Total loans past due and still accruing	$295	$227	30.0%	338	(12.7)%	$1,000	(70.5)%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$589	$605	(2.6)%	$634	(7.1)%	$649	(9.2)%
Nonaccrual TDRs	26	30	(13.3)%	5	420.0%	38	(31.6)%
Total TDRs	$615	$635	(3.1)%	$639	(3.8)%	$687	(10.5)%
Special mention loans	$17,315	$18,238	(5.1)%	$16,461	5.2%	$4,746	264.8%
Classified assets
Classified loans	$5,345	$9,666	(44.7)%	$10,130	(47.2)%	$4,860	10.0%
OREO	—	—	—%	1,401	(100.0)%	376	(100.0)%
Classified assets	$5,345	$9,666	(44.7)%	$11,531	(53.6)%	$5,236	2.1%
NPLs to loans held-for-investment	0.07%	0.08%		0.20%		0.23%
NPAs to total assets	0.05%	0.07%		0.24%		0.20%
Classified assets to total assets	0.25%	0.47%		0.60%		0.26%

Loan Modifications Related to the COVID-19 Pandemic
The Company provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. The loan modifications met all criteria under the Coronavirus Aid, Relief, and Economic Security Act. Therefore, the modified loans were not considered TDRs. As of September 30, 2021, the Company had no loans under modified terms related to the COVID-19 pandemic. Total loans under modified terms related to the COVID-19 pandemic were $16.2 million at June 30, 2021, $36.1 million at December 31, 2020 and $171.6 million at September 30, 2020.
The increases in special mention and classified loans for the current year periods were primarily due to the loans that were granted modifications related to the COVID-19 pandemic in excess of 6 months, on a cumulative basis. The Company had classified these loans as special mention or classified. Special mention and classified loans included $15.6 million and $2.7 million, respectively, at September 30, 2021, $16.4 million and $6.2 million, respectively, at June 30, 2021, and $14.9 million and $4.2 million, respectively, at December 31, 2020, of the loans that were granted such modifications.

Investment Securities
Total investment securities were $133.1 million at September 30, 2021, a decrease of $2.4 million, or 1.8%, from $135.5 million at June 30, 2021, but an increase of $4.1 million, or 3.2%, from $129.0 million at September 30, 2020. The decrease for the current quarter was primarily due to principal pay-downs and calls of $9.3 million and net premium amortization of $222 thousand, partially offset by purchases of $7.8 million. The increase in investment securities for the current year-to-date period was primarily due to purchases of $47.3 million, partially offset by principal pay-downs and calls of $32.2 million and net premium amortization of $811 thousand.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	9/30/2021		6/30/2021		12/31/2020		9/30/2020
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$832,240	45.4%	$795,741	44.3%	$538,009	33.7%	$576,086	35.0%
Interest-bearing deposits
Savings	13,294	0.7%	11,671	0.6%	10,481	0.7%	11,124	0.7%
NOW	20,461	1.1%	21,725	1.2%	21,604	1.4%	21,726	1.3%
Retail money market accounts	376,333	20.5%	358,575	19.9%	351,739	22.0%	344,939	20.9%
Brokered money market accounts	4	0.1%	4	0.1%	25,002	1.6%	30,001	1.9%
Retail time deposits of
$250,000 or less	262,207	14.3%	271,531	15.1%	299,431	18.7%	312,171	18.9%
More than $250,000	163,127	8.9%	173,401	9.6%	168,683	10.6%	167,208	10.2%
Time deposits from internet rate service providers	—	—%	—	—%	24,902	1.6%	31,852	1.9%
State and brokered time deposits	165,000	9.0%	165,000	9.2%	155,000	9.7%	152,000	9.2%
Total interest-bearing deposits	1,000,426	54.6%	1,001,907	55.7%	1,056,842	66.3%	1,071,021	65.0%
Total deposits	$1,832,666	100.0%	$1,797,648	100.0%	$1,594,851	100.0%	$1,647,107	100.0%

The increase in noninterest-bearing demand deposits for the current year-to-date period was primarily due to the overall liquid deposit market. During the current year-to-date period, a total of $93.9 million of SBA PPP loans were funded through the Bank’s noninterest-bearing demand deposits and deposit customers also received $138.2 million of SBA Economic Injury Disaster Loans and SBA Revitalization Funds.
The decrease in retail time deposits for the current quarter was primarily due to matured and closed accounts of $135.7 million, partially offset by new accounts of $17.1 million, renewals of the matured accounts of $95.8 million, and balance increases of $3.2 million. The decrease in retail time deposits for the current year-to-date period was primarily due to matured and closed accounts of $457.6 million, partially offset by new accounts of $76.4 million, renewals of the matured accounts of $328.5 million, and balance increases of $9.9 million.

Liquidity
The following table presents a summary of the Company’s liquidity position as of September 30, 2021:

($ in thousands)	9/30/2021
Cash and cash equivalents	$214,973
Cash and cash equivalents to total assets	10.2%

Available borrowing capacity
FHLB advances	$504,986
Federal Reserve Discount Window	36,889
Overnight federal funds lines	65,000
Total	$606,875
Total available borrowing capacity to total assets	28.8%

Shareholders’ Equity
Shareholders’ equity was $247.6 million at September 30, 2021, an increase of $8.7 million, or 3.6%, from $238.9 million at June 30, 2021 and an increase of $18.3 million, or 8.0%, from $229.3 million at September 30, 2020. The increase for the current quarter was primarily due to net income, partially offset by cash dividends declared on common stock of $1.8 million, repurchases of common stock of $543 thousand and a decrease in accumulated other comprehensive income. The increase for the current year-to-date period was primarily due to net income, partially offset by repurchases of common stock of $10.9 million, cash dividends declared on common stock of $4.9 million and a decrease in accumulated other comprehensive income.
On April 8, 2021, the Company’s Board of Directors approved a repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 775,000 shares, through September 7, 2021. The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million at a weighted-average price of $15.99 per share under this program.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	9/30/2021	6/30/2021	12/31/2020	9/30/2020	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	15.07%	15.17%	15.97%	15.60%	N/A
Total capital (to risk-weighted assets)	16.32%	16.43%	17.22%	16.86%	N/A
Tier 1 capital (to risk-weighted assets)	15.07%	15.17%	15.97%	15.60%	N/A
Tier 1 capital (to average assets)	11.91%	11.76%	11.94%	11.40%	N/A
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	14.76%	14.88%	15.70%	15.34%	6.5%
Total capital (to risk-weighted assets)	16.01%	16.13%	16.95%	16.60%	10.0%
Tier 1 capital (to risk-weighted assets)	14.76%	14.88%	15.70%	15.34%	8.0%
Tier 1 capital (to average assets)	11.66%	11.53%	11.74%	11.21%	5.0%

About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	9/30/2021	6/30/2021	% Change	12/31/2020	% Change	9/30/2020	% Change
Assets
Cash and due from banks	$19,688	$18,417	6.9%	$19,605	0.4%	$13,572	45.1%
Interest-bearing deposits in other financial institutions	195,285	156,204	25.0%	174,493	11.9%	243,810	(19.9)%
Total cash and cash equivalents	214,973	174,621	23.1%	194,098	10.8%	257,382	(16.5)%
Securities available-for-sale, at fair value	133,102	135,479	(1.8)%	120,527	10.4%	128,982	3.2%
Loans held-for-sale	29,020	11,255	157.8%	1,979	1,366.4%	30,878	(6.0)%
Loans held-for-investment	1,707,878	1,719,656	(0.7)%	1,583,578	7.8%	1,578,804	8.2%
Allowance for loan losses	(23,807)	(24,889)	(4.3)%	(26,510)	(10.2)%	(24,546)	(3.0)%
Net loans held-for-investment	1,684,071	1,694,767	(0.6)%	1,557,068	8.2%	1,554,258	8.4%
Premises and equipment, net	3,306	3,576	(7.6)%	4,048	(18.3)%	4,355	(24.1)%
Federal Home Loan Bank and other bank stock	8,577	8,577	—%	8,447	1.5%	8,447	1.5%
Other real estate owned, net	—	—	—%	1,401	(100.0)%	376	(100.0)%
Deferred tax assets, net	7,519	7,892	(4.7)%	8,120	(7.4)%	7,454	0.9%
Servicing assets	7,009	6,482	8.1%	6,400	9.5%	6,166	13.7%
Operating lease assets	7,164	6,595	8.6%	7,616	(5.9)%	7,329	(2.3)%
Accrued interest receivable	5,494	6,741	(18.5)%	9,334	(41.1)%	11,246	(51.1)%
Other assets	4,464	4,018	11.1%	3,815	17.0%	4,314	3.5%
Total assets	$2,104,699	$2,060,003	2.2%	$1,922,853	9.5%	$2,021,187	4.1%
Liabilities
Deposits
Noninterest-bearing demand	$832,240	$795,741	4.6%	$538,009	54.7%	$576,086	44.5%
Savings, NOW and money market accounts	410,092	391,975	4.6%	408,826	0.3%	407,790	0.6%
Time deposits of $250,000 or less	327,207	336,531	(2.8)%	379,333	(13.7)%	406,023	(19.4)%
Time deposits of more than $250,000	263,127	273,401	(3.8)%	268,683	(2.1)%	257,208	2.3%
Total deposits	1,832,666	1,797,648	1.9%	1,594,851	14.9%	1,647,107	11.3%
Federal Home Loan Bank advances	10,000	10,000	—%	80,000	(87.5)%	130,000	(92.3)%
Operating lease liabilities	7,862	7,338	7.1%	8,455	(7.0)%	8,204	(4.2)%
Accrued interest payable and other liabilities	6,573	6,076	8.2%	5,759	14.1%	6,537	0.6%
Total liabilities	1,857,101	1,821,062	2.0%	1,689,065	9.9%	1,791,848	3.6%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	154,618	154,796	(0.1)%	164,140	(5.8)%	163,960	(5.7)%
Retained earnings	92,248	83,002	11.1%	67,692	36.3%	63,443	45.4%
Accumulated other comprehensive income, net	732	1,143	(36.0)%	1,956	(62.6)%	1,936	(62.2)%
Total shareholders’ equity	247,598	238,941	3.6%	233,788	5.9%	229,339	8.0%
Total liabilities and shareholders’ equity	$2,104,699	$2,060,003	2.2%	$1,922,853	9.5%	$2,021,187	4.1%

Outstanding common shares	14,841,626	14,854,315		15,385,878		15,379,538
Book value per common share (1)	$16.68	$16.09		$15.19		$14.91
Total loan to total deposit ratio	94.77%	96.29%		99.42%		97.73%
Noninterest-bearing deposits to total deposits	45.41%	44.27%		33.73%		34.98%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Nine Months Ended
	9/30/2021	6/30/2021	% Change	9/30/2020	% Change	9/30/2021	9/30/2020	% Change
Interest and dividend income
Loans, including fees	$20,537	$19,511	5.3%	$18,938	8.4%	$58,792	$57,617	2.0%
Investment securities	437	375	16.5%	515	(15.1)%	1,172	1,698	(31.0)%
Other interest-earning assets	194	165	17.6%	167	16.2%	513	938	(45.3)%
Total interest income	21,168	20,051	5.6%	19,620	7.9%	60,477	60,253	0.4%
Interest expense
Deposits	885	1,000	(11.5)%	2,599	(65.9)%	3,196	11,000	(70.9)%
Other borrowings	56	55	1.8%	168	(66.7)%	239	471	(49.3)%
Total interest expense	941	1,055	(10.8)%	2,767	(66.0)%	3,435	11,471	(70.1)%
Net interest income	20,227	18,996	6.5%	16,853	20.0%	57,042	48,782	16.9%
Provision (reversal) for loan losses	(1,053)	(934)	12.7%	4,326	(124.3)%	(3,134)	11,077	(128.3)%
Net interest income after provision (reversal) for loan losses	21,280	19,930	6.8%	12,527	69.9%	60,176	37,705	59.6%
Noninterest income
Gain on sale of loans	4,269	3,967	7.6%	821	420.0%	9,558	3,044	214.0%
Service charges and fees on deposits	292	302	(3.3)%	280	4.3%	887	945	(6.1)%
Loan servicing income	655	545	20.2%	856	(23.5)%	2,082	2,312	(9.9)%
Other income	372	337	10.4%	315	18.1%	1,069	915	16.8%
Total noninterest income	5,588	5,151	8.5%	2,272	146.0%	13,596	7,216	88.4%
Noninterest expense
Salaries and employee benefits	7,606	7,125	6.8%	6,438	18.1%	20,913	18,750	11.5%
Occupancy and equipment	1,399	1,388	0.8%	1,416	(1.2)%	4,158	4,196	(0.9)%
Professional fees	422	658	(35.9)%	325	29.8%	1,574	1,631	(3.5)%
Marketing and business promotion	416	516	(19.4)%	193	115.5%	1,070	920	16.3%
Data processing	391	396	(1.3)%	373	4.8%	1,164	1,097	6.1%
Director fees and expenses	144	151	(4.6)%	125	15.2%	433	453	(4.4)%
Regulatory assessments	12	179	(93.3)%	267	(95.5)%	399	728	(45.2)%
Other expenses	842	726	16.0%	749	12.4%	2,329	2,374	(1.9)%
Total noninterest expense	11,232	11,139	0.8%	9,886	13.6%	32,040	30,149	6.3%
Income before income taxes	15,636	13,942	12.2%	4,913	218.3%	41,732	14,772	182.5%
Income tax expense	4,613	4,098	12.6%	1,464	215.1%	12,305	4,384	180.7%
Net income	$11,023	$9,844	12.0%	$3,449	219.6%	$29,427	$10,388	183.3%
Earnings per common share
Basic	$0.74	$0.65		$0.22		$1.94	$0.67
Diluted	$0.73	$0.64		$0.22		$1.92	$0.67
Average common shares
Basic	14,779,707	15,115,561		15,343,888		15,090,989	15,395,475
Diluted	15,031,558	15,309,873		15,377,531		15,298,065	15,466,207

Dividend paid per common share	$0.12	$0.10		$0.10		$0.32	$0.30
Return on average assets (1)	2.11%	1.96%		0.69%		1.94%	0.73%
Return on average shareholders’ equity (1), (2)	17.98%	16.49%		5.98%		16.40%	6.10%
Efficiency ratio (3)	43.51%	46.13%		51.69%		45.36%	53.84%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	9/30/2021			6/30/2021			9/30/2020
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,715,106	$20,537	4.75%	$1,691,704	$19,511	4.63%	$1,564,704	$18,938	4.81%
Mortgage-backed securities	95,908	278	1.15%	92,732	233	1.01%	75,832	339	1.78%
Collateralized mortgage obligation	22,534	57	1.00%	22,929	54	0.94%	33,393	82	0.98%
SBA loan pool securities	10,390	45	1.72%	10,828	51	1.89%	12,996	57	1.74%
Municipal bonds (2)	5,759	36	2.48%	5,760	37	2.58%	5,991	37	2.46%
Corporate bonds	2,283	21	3.65%	—	—	—%	—	—	—%
Other interest-earning assets	188,137	194	0.41%	164,710	165	0.40%	260,426	167	0.26%
Total interest-earning assets	2,040,117	21,168	4.12%	1,988,663	20,051	4.04%	1,953,342	19,620	4.00%
Noninterest-earning assets
Cash and cash equivalents	19,915			19,080			17,094
Allowance for loan losses	(24,854)			(25,559)			(21,268)
Other assets	35,187			36,605			42,446
Total noninterest-earning assets	30,248			30,126			38,272
Total assets	$2,070,365			$2,018,789			$1,991,614
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$387,661	291	0.30%	$400,314	317	0.32%	$365,093	391	0.43%
Savings	12,806	2	0.06%	11,588	1	0.03%	9,517	2	0.08%
Time deposits	599,865	592	0.39%	615,035	682	0.44%	689,352	2,206	1.27%
Total interest-bearing deposits	1,000,332	885	0.35%	1,026,937	1,000	0.39%	1,063,962	2,599	0.97%
Federal Home Loan Bank advances	18,152	56	1.22%	19,012	55	1.16%	130,000	168	0.51%
Total interest-bearing liabilities	1,018,484	941	0.37%	1,045,949	1,055	0.40%	1,193,962	2,767	0.92%
Noninterest-bearing liabilities
Noninterest-bearing demand	794,165			720,105			552,255
Other liabilities	14,531			13,287			15,934
Total noninterest-bearing liabilities	808,696			733,392			568,189
Total liabilities	1,827,180			1,779,341			1,762,151
Total shareholders’ equity	243,185			239,448			229,463
Total liabilities and shareholders’ equity	$2,070,365			$2,018,789			$1,991,614
Net interest income		$20,227			$18,996			$16,853
Net interest spread (3)			3.75%			3.64%			3.08%
Net interest margin (4)			3.93%			3.83%			3.43%
Total deposits	$1,794,497	$885	0.20%	$1,747,042	$1,000	0.23%	$1,616,217	$2,599	0.64%
Total funding (5)	$1,812,649	$941	0.21%	$1,766,054	$1,055	0.24%	$1,746,217	$2,767	0.63%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Nine Months Ended
	9/30/2021			9/30/2020
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,683,084	$58,792	4.67%	$1,524,628	$57,617	5.05%
Mortgage-backed securities	90,095	726	1.08%	65,713	985	2.00%
Collateralized mortgage obligation	23,442	168	0.96%	37,500	402	1.43%
SBA loan pool securities	10,959	148	1.81%	13,351	198	1.98%
Municipal bonds (2)	5,774	109	2.52%	5,807	113	2.60%
Corporate bonds	769	21	3.65%	—	—	—%
Other interest-earning assets	180,663	513	0.38%	221,698	938	0.57%
Total interest-earning assets	1,994,786	60,477	4.05%	1,868,697	60,253	4.31%
Noninterest-earning assets
Cash and cash equivalents	19,359			17,324
Allowance for loan losses	(25,753)			(17,676)
Other assets	37,371			38,255
Total noninterest-earning assets	30,977			37,903
Total assets	$2,025,763			$1,906,600
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$398,459	941	0.32%	$367,222	2,058	0.75%
Savings	11,676	4	0.05%	7,706	8	0.14%
Time deposits	616,707	2,251	0.49%	725,927	8,934	1.64%
Total interest-bearing deposits	1,026,842	3,196	0.42%	1,100,855	11,000	1.33%
Federal Home Loan Bank advances	37,363	239	0.86%	95,276	471	0.66%
Total interest-bearing liabilities	1,064,205	3,435	0.43%	1,196,131	11,471	1.28%
Noninterest-bearing liabilities
Noninterest-bearing demand	707,800			465,634
Other liabilities	13,925			17,493
Total noninterest-bearing liabilities	721,725			483,127
Total liabilities	1,785,930			1,679,258
Total shareholders’ equity	239,833			227,342
Total liabilities and shareholders’ equity	$2,025,763			$1,906,600
Net interest income		$57,042			$48,782
Net interest spread (3)			3.62%			3.03%
Net interest margin (4)			3.82%			3.49%
Total deposits	$1,734,642	$3,196	0.25%	$1,566,489	$11,000	0.94%
Total funding (5)	$1,772,005	$3,435	0.26%	$1,661,765	$11,471	0.92%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted allowance for loan losses to loans held-for-investment ratio

Adjusted allowance for loan losses to loans held-for-investment ratio calculated by removing SBA PPP loans from loans held-for-investment from the allowance for loan losses to loans held-for-investment ratio calculation. The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the allowance for loan losses evaluation and determined that it is not required to reserve an allowance on SBA PPP loans. Management believes this non-GAAP measure enhances comparability to prior periods and provide supplemental information regarding the Company’s credit trends.

		9/30/2021	6/30/2021	12/31/2020	9/30/2020
Loans held-for-investment	(a)	$1,707,878	$1,719,656	$1,583,578	$1,578,804
Less: SBA PPP loans	(b)	101,901	181,019	135,654	136,418
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$1,605,977	$1,538,637	$1,447,924	$1,442,386
Allowance for loan losses	(d)	$23,807	$24,889	$26,510	$24,546
Allowance for loan losses to loans held-for-investment ratio	(d)/(a)	1.39%	1.45%	1.67%	1.55%
Adjusted allowance for loan losses to loans held-for-investment ratio	(d)/(c)	1.48%	1.62%	1.83%	1.70%